                                                                Exhibit No. 99.1


                                                    PRESS RELEASE
                                                    FOR INFORMATION CONTACT:
                                                    Scott D. Kantor
                                                    Chief Financial Officer
                                                    Datascope Corp.
                                                    (201) 307-5490
                                                    www.datascope.com
                                                    -----------------


         FOR IMMEDIATE RELEASE:

                DATASCOPE REPORTS FISCAL 2006 FINANCIAL RESULTS;
                         RECORD CARDIAC ASSIST REVENUES

         Montvale, New Jersey, August 8, 2006 . . . Datascope Corp. (NASDAQ:
DSCP) today reported net earnings for fiscal 2006 of $25.8 million, or $1.69 per diluted share, compared with $14.6 million, or 97 cents per diluted share, for fiscal 2005. Earnings in fiscal 2006 included a special dividend of $3.9 million after tax, or 26 cents per diluted share, paid out by a company in which we have an investment, a gain of $0.8 million after tax, or 5 cents per diluted share, from the sale of an unused facility, and a charge of $1.8 million after tax, or 12 cents per diluted share, related to the postponement of the launch of the X-Site(R) vascular closure device. Net earnings in fiscal 2005 included charges of $4.8 million after tax, or 32 cents per diluted share, related to write-downs of investments in two medical technology companies, discontinued development projects and severance charges, and a one-time income tax expense of $2.0 million, or 13 cents per diluted share, related to the repatriation of $30 million of foreign earnings.

         Consolidated sales in fiscal 2006 increased 6% to $373.0 million from $352.7 million for the year ended June 30, 2005 as growth in Cardiac Assist and Patient Monitoring sales, which comprise 86% of consolidated sales, more than offset the decline in the InterVascular and Interventional Products businesses. Sales growth was reduced by unfavorable foreign exchange translation of $3.2 million.

         Net earnings in the fourth quarter of fiscal 2006 were $6.3 million, or 40 cents per diluted share, compared with a net loss of $2.6 million, or 17 cents per diluted share, in the comparable quarter of fiscal 2005. Earnings in the fourth quarter of fiscal 2005 included the charges and one-time income tax expense noted above. Consolidated sales in the fourth quarter of fiscal 2006 increased 6% to $99.1 million from $93.6 million in the fourth quarter last year. Unfavorable foreign exchange translation reduced sales growth by $0.1 million.

         Sales of cardiac assist products in fiscal 2006 set a record of $160.2 million, 15% higher than fiscal 2005. Sales growth was reduced by unfavorable foreign exchange translation of $1.4 million. Shipments of balloon pumps and intra-aortic balloons were record highs, and six months sales of the ClearGlide(R) endovascular vessel harvesting (EVH) product, acquired in January 2006, also contributed to growth.

         Sales growth of balloon pumps in fiscal 2006, principally the CS100(R) automatic pump, reflects continued strong international demand, and the replacement of older pump models from the large base of installed pumps, primarily in the United States. Sales of intra-aortic balloons increased due to continued strong international growth.

         The ClearGlide EVH product continued to post better than expected sales in the fourth quarter, the Company's second selling quarter for this product. The Company estimates that, currently, approximately 60% of the 300,000 coronary bypass procedures now performed in the United States use EVH products. Accordingly, the Company estimates that the total potential annual market for EVH is approximately $200 million at full penetration and the Company expects its ClearGlide product to make a significant contribution to the future growth of the Cardiac Assist business.

         Sales of patient monitoring products in fiscal 2006 increased 7% to $159.4 million compared to last year. Sales growth was driven principally by sales of the Panorama(TM) central monitoring system in its first full year of sales, bringing the total number of installations to more than 400 worldwide. Unfavorable foreign exchange translation reduced sales growth by $1.0 million in fiscal 2006.

         Sales of interventional products in fiscal 2006 were $22.5 million, 19% lower than last year, as sales of VasoSeal(R), the Company's principal vascular closure device, continued to decrease. Sales of interventional products were $5.3 million in the fourth quarter of fiscal 2006, 16% below last year, a significantly smaller percentage decrease than in the prior three quarters of the fiscal year. Sales in the fourth quarter also were 2% below the third quarter which may represent a flattening trend of quarterly sales that developed in fiscal 2006. This result reflects an increased partial offset to the continued decline in sales of VasoSeal from the combination of two principal factors: the continued double-digit growth of the Safeguard(TM) manual compression device, and a significant contribution from the first quarterly sales of the On-Site(TM) closure device that was launched in March 2006.

         The market response to On-Site continues to be encouraging. Although much of the initial sales effort was devoted to VasoSeal accounts in order to improve the base business, sales of On-Site to non-VasoSeal accounts also contributed to total On-Site sales in the quarter.

         Datascope expects to receive the CE mark for its retooled X-Site suture-based closure device in time to launch in the European market in the third fiscal quarter as planned. The Company estimates that the timing of FDA regulatory approval, which lags CE mark approval, could allow for a U.S. launch of the new X-Site in the fourth fiscal quarter.

         Sales of InterVascular products were $29.3 million in fiscal 2006, 15% below fiscal 2005. Sales last year included a non-recurring order to an international distributor and an initial stocking order in connection with the change in the Company's U.S. distribution from direct sales to an exclusive distributor relationship with W.L. Gore & Associates, Inc., both occurring in the fourth quarter of fiscal 2005. The reduction in U.S. sales from the change in distribution was more than offset by the reduction in selling expenses in the United States due to the elimination of the direct sales force. International sales decreased due to the emergence of less invasive therapies and competitive pricing pressure in the European markets. Unfavorable foreign exchange translation reduced sales growth by $0.7 million in fiscal 2006.

         In the fourth quarter of fiscal 2006, sales of InterVascular products were $7.4 million, a 29% decline from last year due principally to the change from direct sales to distributor sales in the United States. Foreign exchange translation had little effect on the sales decline in the fourth quarter relative to last year.

         Datascope will hold a conference call and webcast to discuss its fourth quarter and full fiscal year 2006 financial results on August 9, 2006 at 12:00 noon EDT. To access the conference call, please dial (800) 822-4794. You also may access the webcast of the conference call on the Company's website, www.datascope.com. Datascope's news releases and other Company information can be found on its website.

         Datascope Corp. is a diversified medical device company that manufactures (itself or through agreements with unaffiliated companies) and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care.

         This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Many of these risks cannot be predicted or quantified and are at least partly outside our control, including the risk that the ClearGlide EVH product will not make a significant contribution to the future growth of the Cardiac Assist business, that the early response to the On-Site product will not continue, that the introduction of X-Site will be delayed and market conditions may change, particularly as the result of competitive activity in the markets served by the Company. Additional risks include the Company's dependence on certain unaffiliated suppliers (including single source manufacturers) for patient monitoring, cardiac assist and interventional products, continued demand for the Company's products, rapid and significant changes that generally characterize the medical device industry and the ability to continue to respond to such changes, the uncertain timing of regulatory approvals, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.

                        DATASCOPE CORP. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                                 YEAR ENDED                    THREE MONTHS ENDED
                                                                  JUNE 30,                            JUNE 30,
                                                      -----------------------------      -----------------------------
                                                            2006            2005               2006            2005
                                                      -------------   -------------      -------------    ------------
NET SALES                                             $    373,000     $   352,700       $     99,100     $    93,600
Cost of sales                                              161,602         147,578             43,702          41,442
Cost of sales, special charge                                2,444              --                 --              --
                                                      -------------   -------------      -------------    ------------
    Gross profit                                           208,954         205,122             55,398          52,158

OPERATING EXPENSES:
  Research and development expenses                         37,306          36,214              9,592           9,728
  Selling, general and administrative
     expenses                                              143,116         141,593             38,108          38,006
  Special charges                                               --           8,074                 --           8,074
  Special gain                                                (810)             --                 --              --
                                                      -------------   -------------      -------------    ------------
                                                           179,612         185,881             47,700          55,808
                                                      -------------   -------------      -------------    ------------
OPERATING EARNINGS                                          29,342          19,241              7,698          (3,650)
Other (income) expense:
  Interest, net                                             (1,944)         (1,927)              (551)           (465)
  Dividend income                                           (4,523)             --                 --              --
  Other, net                                                 1,319             514                (77)             90
                                                      -------------   -------------      -------------    ------------
                                                            (5,148)         (1,413)              (628)           (375)
                                                      -------------   -------------      -------------    ------------
EARNINGS BEFORE TAXES ON INCOME                             34,490          20,654              8,326          (3,275)
Taxes on income                                              8,647           6,008              2,058            (692)
                                                      -------------   -------------      -------------    ------------
NET EARNINGS                                          $     25,843    $     14,646       $      6,268     $    (2,583)
                                                      =============   =============      =============    ============

Earnings per share, basic                                    $1.73           $0.99              $0.41          ($0.17)
                                                      =============   =============      =============    ============

Weighted average common
   shares outstanding, basic                                14,974          14,795             15,253          14,909
                                                      =============   =============      =============    ============

Earnings per share, diluted                                  $1.69           $0.97              $0.40          ($0.17)
                                                      =============   =============      =============    ============

Weighted average common
   shares outstanding, diluted                              15,296          15,124             15,530          14,795
                                                      =============   =============      =============    ============

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                        DATASCOPE CORP. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                                                  June 30,
                                                                      ----------------------------------
                                                                              2006               2005
                                                                      --------------      --------------
Assets
Current assets:
  Cash and cash equivalents                                           $       9,479       $      12,188
  Short-term investments                                                     43,147              30,384
  Accounts receivable less allowance for
    doubtful accounts of $2,301 and $2,279                                   78,133              74,145
  Inventories                                                                58,759              54,626
  Prepaid income taxes                                                        3,233                 645
  Prepaid expenses and other current assets                                  13,907              11,157
  Current deferred taxes                                                      6,522               5,294
                                                                      --------------      --------------
      Total current assets                                                  213,180             188,439

Property, plant and equipment, net                                           85,460              87,648
Long-term investments                                                        22,297              22,813
Intangible assets                                                            20,465              20,908
Goodwill                                                                      4,065               4,065
Other assets                                                                 30,213              33,209
                                                                      --------------      --------------
                                                                      $     375,680       $     357,082
                                                                      ==============      ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                    $      20,071       $      18,850
  Accrued expenses                                                           15,653              17,319
  Accrued compensation                                                       16,234              15,335
  Short-term debt                                                                --               4,000
  Deferred revenue                                                            3,675               3,975
                                                                          ----------         -----------
      Total current liabilities                                              55,633              59,479

Other liabilities                                                            26,309              31,738
Commitments and contingencies
Stockholders' equity:
  Preferred stock, par value $1.00 per share:
    Authorized 5,000 shares; Issued, none                                        --                  --
  Common stock, par value $.01 per share:
    Authorized, 45,000 shares;
    Issued, 18,721 and 18,256 shares                                            187                 183
  Additional paid-in capital                                                103,728              88,773
  Treasury stock at cost, 3,465 and 3,460 shares                           (105,319)           (105,175)
  Retained earnings                                                         299,255             292,524
  Accumulated other comprehensive loss:
    Cumulative translation adjustments                                       (1,300)             (2,713)
    Minimum pension liability adjustments                                    (2,437)             (7,503)
    Unrealized loss on available-for-sale securities                           (376)               (224)
                                                                      --------------      --------------
      Total stockholders' equity                                            293,738             265,865
                                                                      --------------      --------------
                                                                      $     375,680       $     357,082
                                                                      ==============      ==============